EXHIBIT 2




                                        August 15, 1997


     Raymond James & Associates, Inc.
          As Representative of the
          Several Underwriters
     c/o Raymond James & Associates, Inc.
     880 Carillon Parkway
     St. Petersburg, Florida  33716

     Ladies and Gentlemen:

               Reference is made to that certain proposed Underwriting Agreement (the "Underwriting Agreement") among Rock of Ages Corporation, a Vermont corporation planning to reincorporate as a Delaware corporation (the "Company"), Raymond James & Associates, Inc., as representative of the several Underwriters named in
     Schedule I thereto, and the Selling Stockholders named in Schedule II thereto (the "Selling Stockholders"), relating to a proposed underwritten offering of shares of the Company's Common Stock (the "Offering"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Underwriting Agreement.

               In order to induce the Underwriters to enter into the Underwriting Agreement and to consummate the transactions contemplated therein, and in further consideration of the execution of agreements similar to that contained herein, by the directors and officers of the Company and certain holders of the Company's securities, the undersigned hereby agrees not to, without the prior written consent of Raymond James & Associates, Inc. (i) directly or indirectly sell, offer or contract to sell, or otherwise dispose of, or transfer any shares of Common Stock of the Company or securities of the Company convertible into or exchangeable or exercisable for, Common Stock of the Company (collectively, "Company Securities") legally or beneficially owned or controlled by the undersigned, now or hereafter, or any rights to purchase any Company Securities, before the expiration of the 180-day period following the date of the Underwriting Agreement (the "Restriction Period"), except that the undersigned may transfer Common Stock of the Company as a bona fide gift or gifts, providing that the undersigned provides prior written notice of such gift or gifts to Raymond James & Associates, Inc. and the donee or donees thereof agree(s) to be bound by the restrictions set forth herein, or (ii) exercise or seek to exercise or effectuate in any manner any rights of any nature that the undersigned has or may hereafter have to require the Company to register, under the Securities Act of 1933, as amended (the "Act"), the undersigned's sale, transfer or other disposition of any Company Securities or other securities of the Company held by the undersigned, or to otherwise participate as a selling security holder in any manner in any registration effected by the Company under the Act, including the registration relating to the Offering, before the expiration of the Restriction Period; provided, however, that (i) the Selling Stockholders may sell shares of Common Stock in accordance with the Underwriting Agreement, and (ii) the Company may issue (A) options to purchase Common Stock or shares of Common Stock issuable upon the exercise of thereof, (B) Common Stock in connection with the C&C Acquisition and the Keith Acquisition and
     (C) capital stock in connection with other acquisitions, provided such shares of Common Stock issued upon the exercise of options and such shares of capital stock issued in connection with any such other acquisitions shall not be transferable prior to the end of the Restriction Period. The terms "C&C Acquisition" and "Keith Acquisition" shall have the meanings set forth in the Company's Registration Statement referred to in the Underwriting Agreement.

               Furthermore, the undersigned hereby agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of the Company Securities in violation of this agreement.


                           /s/ Kurt M. Swenson